EXHIBIT 99.01

Chegg Announces Virtual-Only 2020 Annual Meeting of Stockholders

SANTA CLARA, Calif. - May 13, 2020 /BUSINESS WIRE/ - Chegg, Inc. (NYSE: CHGG), a Smarter Way to Student®, today announced that it will be holding its 2020 Annual Meeting of Stockholders (the “Annual Meeting”) as a virtual‑only meeting due to public health concerns related to the coronavirus (COVID-19) pandemic. As previously announced and filed with the Securities and Exchange Commission (“SEC”) on April 17, 2020, the Annual Meeting will be held on Wednesday, June 3, 2020 at 9:00 a.m. Pacific Standard Time.
To participate in the Annual Meeting, please visit: http://web.lumiagm.com/299143484. The meeting passcode is: Chegg2020. As described in Chegg’s proxy materials for the Annual Meeting, Chegg stockholders of record at the close of business on April 6, 2020 are entitled to participate in the Annual Meeting. To attend and participate in the virtual Annual Meeting, participants must enter the 16-digit control number included in the proxy card, voting instruction form or notice previously received. Stockholders holding their shares through a bank, broker or other nominee must contact their bank, broker or other nominee to request a control number.
Online access to the webcast will open 15 minutes prior to the start of the Annual Meeting to allow time for participants to log-in and test devices. We encourage you to access the website in advance of the designated start time.
Stockholders may vote during the Annual Meeting by following the instructions available on the virtual meeting website.
Whether or not you plan to virtually attend the Annual Meeting, all stockholders as of April 6, 2020, the record date, may also vote in advance of the meeting until 11:59 p.m. Eastern Standard Time on June 2, 2020 at
http://www.proxyvote.com or by one of the methods described in the Annual Meeting proxy materials filed with the SEC on April 17, 2020. Stockholders who have already voted, and who do not wish to change their vote, do not need to vote again.
Further information regarding this change to the location of the Annual Meeting can be found in the supplemental proxy materials filed by Chegg with the Securities and Exchange Commission on May 13, 2020.
About Chegg
Chegg is a Smarter Way to Student. As the leading direct-to-student learning platform, we strive to improve educational outcomes by putting the student first in all our decisions. We support students on their journey from high school to college and into their career with tools designed to help them pass their test, pass their class, and save money on required materials. Our services are available online, anytime and anywhere, so we can reach students when they need us most. Chegg is a publicly held company based in Santa Clara, California and trades on the NYSE under the symbol CHGG. For more information, visit
http://www.chegg.com.
Investor Relations Contact:
Tracey Ford, IR@chegg.com